PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus dated May 11, 2004)	Registration No. 333-114151
20,000,000 Shares
Genta Incorporated
Common Stock
We are offering 20,000,000 shares of common stock (including the related preferred share purchase rights) in this offering.
Our common stock is quoted on the NASDAQ Global Market under the symbol “GNTA.” On September 18, 2006, the last reported sale price of our common stock was $0.79 per share.
Our business and an investment in our common shares involve significant risks. For a discussion of these risks and uncertainties, please see the risks described under the caption “Risk Factors” beginning on page 17 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and on page 28 of its most recent quarterly report on Form 10-Q for the quarter ended June 30, 2006.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We are offering these shares of common stock on a best efforts basis primarily to institutional investors. We have retained Rodman & Renshaw, LLC to act as placement agent in connection with this offering.

	Per Share	Maximum Offering Amount
Public offering price	$0.79	$15,800,000
Placement agent’s fees	$0.04	$790,000
Proceeds, before expenses, to us	$0.75	$15,010,000
We estimate the total expenses of this offering, excluding the placement agent’s fee, will be approximately $110,000.

Rodman & Renshaw, LLC
September 19, 2006

ABOUT THIS PROSPECTUS SUPPLEMENT
     This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the Securities and Exchange Commission. Under the shelf registration process, we may offer from time to time shares of our common stock up to an aggregate amount of $141,600,000, of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under “Where You Can Find More Information” in the accompanying prospectus before investing in shares of our common stock.
     You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference into the accompanying prospectus and this prospectus supplement. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.
     In this prospectus supplement, unless the context otherwise indicates, the terms “we,” “our,” “us,” “the company” and “Genta” refer to Genta Incorporated.

INFORMATION INCORPORATED BY REFERENCE
The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that we may offer with this prospectus supplement and the accompanying prospectus are sold:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006.

•	Our Definitive Proxy Statement on Schedule 14A filed on April 28, 2006.

•	Our Current Reports on Form 8-K filed on January 3, 2006, January 20, 2006, January 27, 2006, February 2, 2006, February 13, 2006, February 17, 2006, March 1, 2006, March 7, 2006, March 10, 2006, March 13, 2006, March 27, 2006, April 4, 2006, April 7, 2006, June 5, 2006, June 20, 2006, July 21, 2006, July 26, 2006, July 27, 2006, August 2, 2006, August 21, 2006, September 5, 2006, September 7, 2006, September 15, 2006 and September 19, 2006.
You may request a copy of these filings at no cost, by writing to or telephoning Controller, Genta Incorporated, Two Connell Drive, Berkeley Heights, NJ 07922, (908) 286-9800.

THE OFFERING

Common stock offered by us:	20,000,000 shares

Common stock outstanding before the offering:	133,689,158 shares

Common stock to be outstanding after the offering:	153,689,158 shares

Use of proceeds:	We currently anticipate that the net proceeds from the sale of the common stock will be used to prosecute our pending regulatory applications for Genasense®, to introduce new products into clinical development, and for general corporate purposes. We may also use such proceeds for research and development, for commercialization expenses and for potential licenses and acquisitions of complementary products, technologies or businesses. See “Use of Proceeds.”

NASDAQ Global Market Symbol:	GNTA
The information above is based on 133,689,158 shares of our common stock outstanding as of August 4, 2006. It does not include:
•	12,414,597 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2006 at a weighted average exercise price of $4.67 per share;

•	296,260 shares of our common stock issuable upon the exercise of warrants outstanding as of June 30, 2006 at a weighted average exercise price of $2.45 per share;

•	82,277 shares of our common stock issuable upon the conversion of Series A Preferred Stock; and

•	5,196,158 shares of our common stock reserved for future awards under our stock incentive plan and stock purchase plan as of June 30, 2006.

GENTA INCORPORATED
     This summary highlights information contained elsewhere in our filings with the Securities and Exchange Commission. You should read the entire prospectus supplement, the accompanying prospectus and all of our filings with the Securities and Exchange Commission carefully, including the “Risk Factors” section included in the documents incorporated by reference into this prospectus supplement, before making an investment decision.
     We were incorporated in Delaware on February 4, 1988. We are a biopharmaceutical company engaged in pharmaceutical (drug) research and development, its sole reportable segment. We are dedicated to the identification, development and commercialization of novel drugs for the treatment of cancer and related diseases. The Company’s research portfolio consists of two major programs: “DNA/RNA Medicines” and “Small Molecules”. The Company has had recurring annual operating losses since its inception, and we expect to incur substantial operating losses due to continued requirements for ongoing and planned research and development activities, pre-clinical and clinical testing, manufacturing activities, regulatory activities and establishment of a sales and marketing organization. From our inception to June 30, 2006, we have incurred a cumulative net loss of $382.7 million. Management expects that such losses will continue at least until our lead product, Genasense®, receives approval from the U.S. Food and Drug Administration for commercial sale in one or more indications. Achievement of profitability is dependent on the timing of Genasense® regulatory approvals in the U.S. and outside the U.S. We have experienced significant quarterly fluctuations in operating results, and we expect that these fluctuations in revenues, expenses and losses will continue.

USE OF PROCEEDS
     We currently anticipate that the net proceeds from the sale of our common stock will be used to prosecute our pending regulatory applications for Genasense®, to introduce new products into clinical development, and for general corporate purposes. We may also use such proceeds for research and development, for commercialization expenses and for potential licenses and acquisitions of complementary products, technologies or businesses.

DILUTION
     The net tangible book value of our common stock on June 30, 2006 was approximately $30.5 million, or approximately $0.23 per share, based on 133,689,158 shares of our common stock outstanding as of June 30, 2006. Net tangible book value per share represents the amount of our total tangible assets, less our total tangible liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Without taking into account any other changes in net tangible book value after June 30, 2006, other than the sale of the 20,000,000 shares of common stock offered by us under this prospectus supplement and the accompanying prospectus at a price of $0.79 per share and after deducting the estimated placement agent’s fees and estimated offering expenses payable by us, our net tangible book value at June 30, 2006 would have been approximately $45.4 million, or approximately $0.30 per share. This represents an immediate increase in net tangible book value of approximately $0.07 per share to existing stockholders and an immediate dilution in net tangible book value of $(0.49) per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share	$0.79
Net tangible book value per share as of June 30, 2006	$0.23
Increase per share attributable to this offering	$0.07

As adjusted net tangible book value per share after this offering	$0.30

Dilution per share to investors in this offering	$(0.49)

     This table excludes shares of common stock issuable upon exercise of options, warrants and other rights, and the effect of shares of common stock issued, except as indicated above, since June 30, 2006.

DESCRIPTION OF CAPITAL STOCK
General
     Our authorized capital stock consists of 250,000,000 shares of common stock and 5,000,000 shares of preferred stock.
     The following descriptions are summaries of the material terms of our restated certificate of incorporation and bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the restated certificate of incorporation and bylaws and applicable law. Our restated certificate of incorporation, as amended and our amended and restated bylaws are incorporated by reference and copies are available upon request. See “Where You Can Find More Information” in the accompanying prospectus.
Common Stock
     Except as required by law or by the restated certificate of incorporation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Genta, holders of the common stock and the preferred stock are entitled to share ratably on an as-converted basis in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.
     In September 2005, the Board of Directors adopted a Stockholder Rights Plan and declared a dividend of one preferred stock purchase right, or Right, for each outstanding share of our common stock, payable to holders of record as of the close of business on September 27, 2005. In addition, Rights shall be issued in respect of all shares of common stock issued after such date, including the shares issued hereunder, pursuant to the Plan. Generally, the rights become exercisable upon the earlier of the close of business on the tenth business day following the first public announcement that any person or group has become a beneficial owner of 15% or more of our common stock and the close of business on the tenth business day after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming a beneficial owner of 15% or more of the our common stock. Each Right shall be exercisable to purchase, for $25.00, subject to adjustment, one one-hundredth of a newly registered share of Series G Participating Cumulative Preferred Stock, par value $0.001 per share of the Company. The terms and conditions of the Rights are set forth in a Rights Agreement dated September 20, 2005 between the Company and Mellon Investor Services, LLC, as Rights Agent.
Preferred Stock
     The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Genta without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

Series A Convertible Preferred Stock
General
     We are authorized to issue 600,000 shares of Series A Convertible Preferred Stock. At December 31, 2005 and December 31, 2004, we had 9,700 shares of Series A Convertible Preferred Stock issued and outstanding.
     Each share of Series A Convertible Preferred Stock is immediately convertible, into shares of our common stock, at a rate determined by dividing the aggregate liquidation preference of the series A convertible preferred stock by the conversion price. The conversion price is subject to adjustment for antidilution.
     In the event of a liquidation of Genta, the holders of Series A Convertible Preferred Stock are entitled to a liquidation preference equal to $50.00 per share.
Series G Preferred Stock
     We have authorized 5.0 million shares of preferred stock of which 2.0 million shares have been designated Series G Participating Cumulative Preferred.
Delaware Anti-Takeover Law
     Under Section 203 of the Delaware General Corporation Law certain “business combinations” between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:
•	the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such an election);

•	either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

•	upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•	on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.
     The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.
     The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Advance Notice Requirements for Stockholder Proposals
     Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not less than 50 calendar days nor more than 75 calendar days prior to the meeting; provided, that if less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may discourage stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Limits on Special Meetings
     Our restated certificate of incorporation, as amended, and our amended and restated bylaws provide that special meetings of our stockholders may be called only by our Chairman of the Board or our Chief Executive Officer or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.
Super-majority Requirements
     We have specified provisions in our restated certificate of incorporation, as amended and our amended and restated bylaws that require a super-majority vote of our stockholders to amend, revise or appeal provisions that may have an anti-takeover effect.
Listing
     Our common stock is listed on the NASDAQ Global Market under the symbol “GNTA.”
Transfer Agent and Registrar
     The Transfer Agent and Registrar for the common stock is Mellon Investor Services, LLC.

PLAN OF DISTRIBUTION
     We are offering our common stock through a placement agent. Subject to the terms and conditions contained in the placement agent agreement dated September 19, 2006, Rodman & Renshaw, LLC has agreed to act as the placement agent for the sale of up to 20,000,000 shares of common stock. The placement agent is not purchasing or selling any shares by this prospectus supplement or accompanying base prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of shares, but have agreed to use best efforts to arrange for the sale of all 20,000,000 shares.
     The placement agent agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from our counsel and us.
     This prospectus supplement and the accompanying prospectus will be distributed to all investors who agree to purchase the common stock, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of 20,000,000 shares of common stock will take place on or about September 22, 2006. Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares.
     On the scheduled closing date, the following will occur:
•	we will receive funds in the amount of the aggregate purchase price; and

•	Rodman & Renshaw, LLC will receive the placement agent’s fee in accordance with the terms of the placement agent agreement.
     We will pay the placement agent a commission equal to 5.0% of the gross proceeds of the sale of common stock in the offering. We may also reimburse the placement agent for certain legal expenses incurred by it. The estimated offering expenses payable by us, in addition to the placement agent’s fee of $790,000, are approximately $110,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be up to approximately $14,900,000.
     We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.
     The placement agent agreement is included as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with the consummation of this offering.

LEGAL MATTERS
     Certain legal matters in connection with the legality of the offering of the common stock hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Princeton, New Jersey. The placement agent is being represented in connection with this offering by Feldman, Weinstein & Smith LLP, New York, New York.
EXPERTS
     The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
15,000,000 Shares
GENTA INCORPORATED
COMMON STOCK

     We may offer from time to time common stock. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.
     Our common stock is listed on the Nasdaq National Market under the symbol “GNTA”.

Investing in our common stock involves certain risks, which we describe in our periodic reports and which we will describe in supplements to this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2004

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Genta,” “we,” “us,” and “our” refer to Genta Incorporated.

THE COMPANY
     Genta is a biopharmaceutical company dedicated to the identification, development and commercialization of novel drugs for cancer and related diseases. Our research portfolio consists of two major areas of focus:
     • DNA/RNA Medicines, which are drugs based on chemical modifications of either deoxyribonucleic acid, or DNA, or ribonucleic acid, or RNA; and
     • Small Molecules.
     We began marketing our first commercial product, Ganite, which is part of our Small Molecule program, in October 2003. Ganite has been approved by the U.S. Food and Drug Administration, or FDA, for treatment of cancer-related hypercalcemia that is resistant to hydration. The drug is being marketed and sold exclusively by Genta in the United States by our dedicated sales force.
     Our lead investigational antisense drug is called Genasense (oblimersen sodium), a molecule that is designed to block the production of a protein known as Bcl-2. Current science suggests that Bcl-2 is a fundamental (although not sole) cause of the inherent resistance of cancer cells to current anticancer treatments, such as chemotherapy, radiation, or monoclonal antibodies. While Genasense has displayed some anticancer activity when used by itself, we are developing the drug solely as a means of amplifying the effects of other anticancer therapy by pre-treating patients with Genasense.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement including the exhibits and schedules thereto.
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered by this prospectus have been sold:
     Annual Report on Form 10-K for the year ended December 31, 2003.
     You may request a copy of these filings at no cost, by writing or telephoning Controller, Genta Incorporated, Two Connell Drive, Berkeley Heights, NJ 07922, (908) 286-9800.
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our business, including, among other things:
•	FDA approval or failure to approve Genasense;

•	our ability to develop, manufacture and sell our products or enter into collaborative arrangements with third parties to manufacture or sell our products;

•	the safety and efficacy of our products;

•	the commencement and completion of pre-clinical and clinical trials;

•	our ability to obtain necessary regulatory approvals;

•	our contractual collaborative arrangements;

•	the adequacy of our capital resources;

•	the ability to obtain sufficient financing to maintain our planned operations;

•	the possibility and effect of patent infringement claims; and

•	the impact of competitive products and market conditions.
     We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

USE OF PROCEEDS
     Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the common stock will be used for research and development, for commercialization expenses, for potential licenses and acquisitions of complementary products, technologies or businesses and for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK
     Our authorized capital stock consists of 120,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.
     The following descriptions are summaries of the material terms of our restated certificate of incorporation and bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the restated certificate of incorporation and bylaws and applicable law. Our restated certificate of incorporation and bylaws are incorporated by reference and copies are available upon request. See “Where You Can Find More Information.”
General
     The authorized capital stock of Genta consists of 120,000,000 shares of common stock and 5,000,000 shares of preferred stock.
Common Stock
     Except as required by law or by the restated certificate of incorporation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Genta, holders of the common stock and the preferred stock are entitled to share ratably on an as-converted basis in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.
Preferred Stock
     The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Genta without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.
Series A Convertible Preferred Stock
  General
     We are authorized to issue 600,000 shares of series A convertible preferred stock.
     Each share of series A convertible preferred stock is immediately convertible, into shares of our common stock, at a rate determined by dividing the aggregate liquidation preference of the series A convertible preferred stock by the conversion price. The conversion price is subject to adjustment for antidilution.
     In the event of a liquidation of Genta, the holders of series A convertible preferred stock are entitled to a liquidation preference equal to $50 per share.
Delaware Anti-Takeover Law
     Under Section 203 of the Delaware General Corporation Law certain “business combinations” between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such an election);

•	the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

•	upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Genta and, accordingly, may discourage attempts to acquire Genta even though such a transaction may offer Genta’s stockholders the opportunity to sell their stock at a price above the prevailing market price.
Advance Notice Requirements for Stockholder Proposals
     The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not less than 50 calendar days nor more than 75 calendar days prior to the meeting; provided, that if less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may discourage stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Limits on Special Meetings
     Genta’s restated certificate of incorporation and bylaws provide that special meetings of the stockholders of Genta may be called only by the Chairman of the Board or the Chief Executive Officer of Genta or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.
Super-majority Requirements
     We have specified provisions in our restated certificate of incorporation and bylaws that require a super- majority vote of the stockholders to amend, revise or appeal provisions that may have an anti-takeover effect.
Listing
     Our common stock is listed on the Nasdaq National Market under the symbol “GNTA”.
Transfer Agent and Registrar
     The Transfer Agent and Registrar for the common stock is Mellon Investor Services.

PLAN OF DISTRIBUTION
     We may sell the common stock in any of three ways (or in any combination):
•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.
     The prospectus supplement will set forth the terms of the offering of such common stock, including
(a)	the name or names of any underwriters, dealers or agents and the amounts of common stock underwritten or purchased by each of them,

(b)	the initial public offering price of the common stock and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

(c)	any securities exchanges on which the common stock may be listed.
     Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
     If underwriters are used in the sale of any common stock, the common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the common stock will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the common stock if they purchase any of the common stock. Such underwriters may include, among others, Goldman, Sachs & Co.
     We may sell the common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the common stock and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
     We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
     Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
     We may enter into derivative transactions with third parties, or sell common stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use common stock pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use common stock received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

VALIDITY OF COMMON STOCK
     The validity of the common stock in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell.
EXPERTS
     The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

20,000,000 Shares
Genta Incorporated
Common Stock

PROSPECTUS
SUPPLEMENT

Rodman & Renshaw, LLC
September 19, 2006